Exhibit 99.1

Cytek Biosciences Reports Fourth Quarter and Full Year 2025 Financial Results

and Provides 2026 Outlook

FREMONT, Calif., February 26, 2026 (GLOBE NEWSWIRE) – Cytek® Biosciences, Inc. (“Cytek Biosciences” or “Cytek”) (Nasdaq: CTKB), a leading cell analysis solutions company, today reported financial results for the fourth quarter and year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Highlights

•	Total revenue for the fourth quarter was $62.1 million, an 8% increase compared to the fourth quarter of 2024, and the highest quarterly revenue achieved historically at Cytek

•	Total revenue for the full year 2025 was $201.5 million, a 1% increase compared to the full year 2024

•	Total recurring revenue, comprised of service and reagent revenues, grew 21% in 2025 compared to 2024, reaching 34% of total revenue

•	Adjusted EBITDA in the year ended December 31, 2025 was $5.0 million, compared to $22.4 million for the full year 2024

•	Expanded to a total installed base of 3,664 Cytek instruments, with 630 total instruments placed during 2025. Unit placements of Cytek’s Aurora CS system grew 22% in 2025 over the prior year.

•

Launched the Cytek Aurora™ Evo system, a new full spectrum flow cytometer that improves on Cytek’s flagship Aurora system and offers faster sample throughput, automated instrument startup and shutdown, enhanced resolution for small particle detection, and data harmonization

•

Launched the Cytek® Muse® Micro cell analyzer, which was awarded the 2025 Biotech Breakthrough Award for Drug Discovery Solution of the Year and highlights Cytek’s commitment to making cell analysis accessible, intuitive and cost-effective for laboratories of all sizes

“We were pleased by our fourth quarter revenue growth, which marked a clear acceleration versus the prior year and a continuation of the positive trends we saw earlier in 2025. Our revenue performance in the quarter was driven by strong momentum in FSP instrument sales in all major markets worldwide alongside sustained growth in our recurring revenue streams. We were especially encouraged to see improving instrument demand in both the US and EMEA,” said Dr. Wenbin Jiang, CEO of Cytek Biosciences. “This broad-based execution positions us well for 2026, where our priorities will continue to focus on the growth of our high-margin recurring revenue lines, accelerating the adoption of our instrument platforms, advancing a pipeline of innovative new products, and delivering profitable, durable growth in the large cell analysis market.”

Fourth Quarter 2025 Financial Results

Total revenue for the fourth quarter of 2025 was $62.1 million, an 8% increase compared to the fourth quarter of 2024. The increase in revenue was due to higher revenue broadly across all major regions.

GAAP gross profit was $32.9 million for the fourth quarter of 2025, a 2% decrease compared to the fourth quarter of 2024. GAAP gross profit margin was 53% in the fourth quarter of 2025 compared to 59% in the fourth quarter of 2024. Adjusted gross profit margin, after adjusting for stock-based compensation expense and amortization of acquisition-related intangibles, was 55% in the fourth quarter of 2025, compared to 61% in the fourth quarter of 2024.

Operating expenses were $38.5 million for the fourth quarter of 2025, an increase of $7.8 million or 25.5% compared to the fourth quarter of 2024 due to increased general and administrative and sales and marketing expenses, and a non-recurring benefit of $2.6 million in the prior year quarter, offset by a reduction in research and development expenses.

Research and development expenses were $9.0 million for the fourth quarter of 2025, a 7.8% decrease compared to the fourth quarter of 2024.

Sales and marketing expenses were $13.1 million for the fourth quarter of 2025, a 10.6% increase compared to the fourth quarter of 2024.

General and administrative expenses were $16.4 million for the fourth quarter of 2025, increasing $7.3 million compared to the fourth quarter of 2024 due primarily to increased headcount, sales commission, and litigation-related expenses, and a non-recurring benefit of $2.6 million in the prior-year quarter related to a change in estimate of an adjustment to a license and royalty settlement liability.

Loss from operations in the fourth quarter of 2025 was $5.6 million compared to income from operations of $3.0 million in the fourth quarter of 2024. Net loss in the fourth quarter of 2025 was $44.1 million, compared to a net income of $9.6 million in the fourth quarter of 2024. The net loss in the fourth quarter of 2025 is primarily due to the recording of a non-cash valuation allowance against deferred tax assets of $38.1 million due to the uncertainty of realizing the associated future tax benefits, and the $5.6 million loss from operations.

Adjusted EBITDA in the fourth quarter of 2025, after adjusting for stock-based compensation expense and foreign currency exchange impacts, declined to $4.5 million compared to $12.5 million in the fourth quarter of 2024, primarily due to the $7.8 million increase in operating expenses. Excluding investment income, Adjusted EBITDA for the fourth quarter was $2.7 million, compared to $10.2 million in the fourth quarter of 2024.

Cash and marketable securities totaled $261.5 million as of December 31, 2025, compared to $261.7 million as of September 30, 2025, a decrease of $0.2 million.

Full Year 2025 Financial Results

Total revenue for the year ended December 31, 2025 was $201.5 million, a 1% increase compared to the year ended December 31, 2024. The increase in revenue was due to higher revenue in APAC and the US, partially offset by softness in EMEA, and rest-of-world. On a non-GAAP constant currency basis, full year 2025 revenue was $198.2 million, a decline of 1.1% compared to full year 2024 as reported.

GAAP gross profit was $104.5 million for the year ended December 31, 2025, a 6% decrease compared to the year ended December 31, 2024. GAAP gross profit margin was 52% for the year ended December 31, 2025 compared to 55% in the year ended December 31, 2024. Adjusted gross profit margin, after adjusting for stock-based compensation expense and amortization of acquisition-related intangibles, was 55% for the year ended December 31, 2025 compared to 59% in the year ended December 31, 2024.

Operating expenses were $144.8 million for the year ended December 31, 2025, a 10% increase compared to the year ended December 31, 2024, primarily due to higher general and administrative expense, partially offset by lower research and development expense.

Research and development expenses were $36.5 million for the year ended December 31, 2025, a 7.4% decrease compared to the year ended December 31, 2024.

Sales and marketing expenses were $49.4 million for the year ended December 31, 2025, a 0.7% increase compared to the year ended December 31, 2024.

General and administrative expenses were $58.9 million for the year ended December 31, 2025, increasing 36.7% compared to the year ended December 31, 2024, due primarily to higher patent litigation expenses, higher compensation, sales and use tax, and software expenses and a lower benefit related to the change in estimate of an adjustment to a license and royalty settlement liability.

Loss from operations for the year ended December 31, 2025 was $40.4 million compared to loss from operations of $20.5 million for the year ended December 31, 2024. Net loss for the year ended December 31, 2025 was $66.5 million compared to a net loss of $6.0 million for the year ended December 31, 2024. The increase in net loss in full year 2025 is primarily driven by a $6.6 million decline in gross profit; a $5.7 million reduction in interest expense, primarily due to a non-recurring benefit in the prior year related to the change in estimate of an adjustment to a license and royalty settlement liability; a $36.4 million increase in tax expense primarily due to the recording of a non-cash valuation allowance against deferred tax assets of $33.1 million; and a $13.2 million increase in operating expenses.

Adjusted EBITDA for the year ended December 31, 2025, after adjusting for stock-based compensation expense and foreign currency impacts was $5.0 million, compared to $22.4 million for the year ended December 31, 2024, primarily due to $6.6 million lower gross profit and $13.2 million higher operating expenses. Excluding investment income, Adjusted EBITDA for the year ended December 31, 2025 was $(3.1) million, compared to $14.4 million for the year ended December 31, 2024.

Cash and marketable securities totaled $261.5 million as of December 31, 2025 compared to $277.9 million as of December 31, 2024, a decrease of $16.4 million. The reduction in cash and marketable securities was primarily due to the Company’s repurchase of approximately 3.3 million shares for $15.1 million during 2025.

2026 Revenue Outlook

Cytek Biosciences initiates its 2026 revenue guidance for full year 2026 revenue to be in the range of $205 million to $212 million, representing growth of 2% to 5% over full year 2025, assuming no change in current foreign currency exchange rates or 2025 US tariff policy.

Webcast Information

Cytek will host a conference call to discuss its fourth quarter and year end 2025 financial results on Thursday, February 26, 2026, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. A webcast of the conference call can be accessed at investors.cytekbio.com.

About Cytek Biosciences, Inc.

Cytek Biosciences (Nasdaq: CTKB) is a leading cell analysis solutions company advancing the next generation of cell analysis tools by delivering high-resolution, high-content and high-sensitivity cell analysis utilizing its patented Full Spectrum Profiling™ (FSP®) technology. Cytek’s novel approach harnesses the power of information within the entire spectrum of a fluorescent signal to achieve a higher level of multiplexing with precision and sensitivity. Cytek’s platform includes: its core FSP instruments, the Cytek Aurora™, Northern Lights™, Cytek Aurora™ CS and Cytek Aurora™ Evo systems; the Muse® Micro system; the Cytek Orion™ reagent cocktail preparation system; the Enhanced Small Particle™ (ESP™) detection technology; the flow cytometers and imaging products under the Amnis® and Guava® brands; and reagents, software and services to provide a comprehensive and integrated suite of solutions for its customers. Cytek is headquartered in Fremont, California with offices and distribution channels across the globe. More information about the company and its products is available at www.cytekbio.com.

Cytek’s products are for research use only and not for use in diagnostic procedures (other than Cytek’s Northern Lights-CLC system and certain reagents, which are available for clinical use only in China and the European Union).

Cytek, Full Spectrum Profiling, FSP, Cytek Aurora, Northern Lights, Enhanced Small Particle, ESP, Muse, Cytek Orion, Amnis and Guava are trademarks of Cytek Biosciences, Inc.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Cytek uses its website (www.cytekbio.com), LinkedIn page and X account as channels of distribution of information about its company, products, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Cytek may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Cytek’s website, LinkedIn page, and X account in addition to following its SEC filings, news releases, public conference calls and webcasts.

Statement Regarding Use of Non-GAAP Financial Information

Cytek has presented certain financial information in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and also on a non-GAAP basis for the three-month period and full year ended December 31, 2025 and December 31, 2024. Management believes that non-GAAP financial measures, including “Adjusted gross profit,” “Adjusted gross profit margin,” “Adjusted EBITDA,” “Adjusted EBITDA excluding investment income,” and revenue on a “constant currency basis,” referenced in this release, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Cytek encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “contemplate,” “estimate,” “intend,” “potential,” “predict,” or “continue” or the negatives of these terms or variation of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding Cytek’s growth strategy, including Cytek’s ability to expand its global installed base, grow its recurring revenue streams, accelerate adoption of its instrument platforms, advance a pipeline of innovative new products, and deliver profitable, durable growth; and Cytek’s future financial performance, including its outlook for fiscal year 2026 and expectations for 2026 total revenue. These statements are based on management’s current expectations, forecasts, beliefs, assumptions and information currently available to management. These statements also deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements. Factors that could cause actual results to differ materially include global geopolitical, economic and market conditions; Cytek’s ability to manage the impacts of recent and future export controls and licensing requirements, tariffs and NIH funding policies on its business; Cytek’s ability to evaluate its prospects for future viability and predict future performance; Cytek’s ability to accurately forecast customer demand and adoption of its products; Cytek’s ability to recognize the anticipated benefits of collaborations; Cytek’s dependence on certain sole and single source suppliers; competition; market acceptance of Cytek’s current and potential products; Cytek’s ability to manage the growth and complexity of its organization, maintain relationships with customers and suppliers and hire and retain key employees; Cytek’s ability to manufacture its products in high-quality commercial quantities successfully and consistently to meet demand; Cytek’s ability to increase penetration in its existing markets and expand into adjacent markets; Cytek’s ability to secure additional distributors or maintain good relationships with its existing distributors; Cytek’s ability to successfully develop and introduce new products; Cytek’s ability to maintain, protect and enhance its intellectual property; Cytek’s ability to continue to stay in compliance with its material contractual obligations, applicable laws and regulations; and foreign currency exchange impacts. You should refer to the sections titled “Risk Factors” set forth in Cytek’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2025 and in Cytek’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 to be filed with the SEC on or about the date hereof, and other filings Cytek makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Cytek’s forward-looking statements. Although Cytek believes that the expectations reflected in the forward-looking statements are reasonable, it cannot provide any assurance that these expectations will prove to be correct nor can it guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. The forward-looking statements in this press release are based on information available to Cytek as of the date hereof, and Cytek disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Cytek’s as of any date subsequent to the date of this press release. Information contained on, or that is referenced or can be accessed through, our website does not constitute part of this document, and inclusions of any website addresses herein are inactive textual references only.

Media Contact:

Stephanie Olsen

Lages & Associates

(949) 453-8080

stephanie@lages.com

Investor Contact:

Paul Goodson

Head of Investor Relations

Cytek Biosciences

pgoodson@cytekbio.com

Cytek Biosciences, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$90,853	$98,716
Restricted cash	—	29
Marketable securities	170,676	179,145
Trade accounts receivable, net	62,509	60,588
Inventories	48,428	43,893
Prepaid expenses and other current assets	19,530	14,075

Total current assets	391,996	396,446
Deferred income tax assets, noncurrent	—	33,374
Property and equipment, net	18,009	17,962
Operating lease right-of-use assets	11,315	10,168
Goodwill	16,697	16,663
Intangible assets, net	16,821	20,128
Other noncurrent assets	6,704	4,759

Total assets	$461,542	$499,500

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$6,410	$5,529
Legal settlement liability, current	2,495	1,705
Accrued expenses	23,417	21,443
Other current liabilities	16,978	13,494
Deferred revenue, current	28,504	25,492

Total current liabilities	77,804	67,663
Legal settlement liability, noncurrent	6,786	9,036
Deferred revenue, noncurrent	18,339	16,098
Operating lease liability, noncurrent	14,042	7,552
Long term debt	525	1,050
Other noncurrent liabilities	2,307	2,364

Total liabilities	$119,803	$103,763
Stockholders’ equity:
Common stock, $0.001 par value; 1,000,000,000 authorized shares as of December 31, 2025 and December 31, 2024, respectively; 128,550,136 and 129,205,901 issued and outstanding shares as of December 31, 2025 and December 31, 2024, respectively.	129	129
Additional paid-in capital	441,107	430,791
Accumulated deficit	(101,738)	(35,199)
Accumulated other comprehensive income	2,241	16
Total stockholders’ equity	341,739	395,737

Total liabilities and stockholders’ equity	$461,542	$499,500

Cytek Biosciences, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenue, net:
Product	$46,594	$45,021	$144,233	$153,263
Service	$15,547	$12,455	$57,260	$47,190

Total revenue, net	$62,141	$57,476	$201,493	200,453

Cost of sales:
Product	21,635	19,044	69,813	69,088
Service	7,621	4,780	27,220	20,259

Total cost of sales	29,256	23,824	97,033	89,347

Gross profit	32,885	33,652	104,460	111,106
Operating expenses:
Research and development	8,962	9,723	36,468	39,402
Sales and marketing	13,131	11,874	49,440	49,114
General and administrative	16,386	9,069	58,936	43,113

Total operating expenses	38,479	30,666	144,844	131,629

(Loss) income from operations	(5,594)	2,986	(40,384)	(20,523)
Other income (expense):
Interest income (expense), net	725	5,933	(474)	5,239
Interest income	580	913	2,216	5,121
Other income, net	258	491	8,801	4,463

Total other income, net	1,563	7,337	10,543	14,823

(Loss) income before income taxes	(4,031)	10,323	(29,841)	(5,700)
Provision for (benefit from) income taxes	40,045	680	36,698	320

Net (loss) income	$(44,076)	$9,643	$(66,539)	$(6,020)

Less: net (loss) income allocated to noncontrolling interests	—	—	—	—

Net (loss) income attributable to common stockholders, basic and diluted	$(44,076)	$9,643	$(66,539)	$(6,020)

Net (loss) income attributable to common stockholders per share, basic	$(0.34)	$0.07	$(0.52)	$(0.05)

Net (loss) income attributable to common stockholders per share, diluted	$(0.34)	$0.07	$(0.52)	$(0.05)

Weighted-average shares used in calculating net (loss) income per share, basic	128,166,224	129,090,641	127,745,939	130,611,330

Weighted-average shares used in calculating net (loss) income per share, diluted	128,166,224	130,860,114	127,745,939	130,611,330

Comprehensive (loss) income:				—
Net (loss) income	$(44,076)	$9,643	$(66,539)	$(6,020)
Foreign currency translation adjustment, net of tax	1,383	(39)	2,167	1,193
Unrealized gain (loss) on marketable securities	38	(47)	58	97

Net comprehensive (loss) income	$(42,655)	$9,557	$(64,314)	$(4,730)

Cytek Biosciences, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

	Three months ended		Twelve months ended
(In thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
GAAP gross profit	$32,885	$33,652	$104,460	$111,106
Stock based compensation	$893	$1,139	$3,995	$4,438
Amortization of acquisition-related intangible assets	$481	$498	$1,935	$1,997

Non-GAAP adjusted gross profit	$34,259	$35,289	$110,390	$117,541

GAAP gross margin	53%	59%	52%	55%
Non-GAAP adjusted gross margin	55%	61%	55%	59%
GAAP net income	$(44,076)	$9,643	$(66,539)	$(6,020)
Depreciation and amortization	$3,045	$2,849	$11,978	$10,595
Provision for income taxes*	$40,045	$680	$36,698	$320
Interest income	$(580)	$(913)	$(2,215)	$(5,121)
Interest (income) expense, net	$(725)	$(5,933)	$475	$(5,240)
Foreign currency exchange gain (loss)	$1,255	$1,764	$(730)	$3,597
Stock based compensation	$5,527	$7,003	$24,585	$26,848
License and royalty settlement adjustment	$—	$(2,561)	$—	$(2,561)
Non-recurring deferred ATM facility offering cost write off	$—	$—	$711	$—

Non-GAAP adjusted EBITDA	$4,491	$12,532	$4,963	$22,418
Investment income	$(1,805)	$(2,298)	$(8,075)	$(8,016)

Non-GAAP adjusted EBITDA excluding investment income	$2,686	$10,234	$(3,112)	$14,402

*

The Company recorded valuation allowance of $38.1 million and $33.1 million for the three and twelve months ended December 31, 2025, respectively, due to cumulative pre-tax losses and uncertainty regarding the realization of deferred tax assets. The increase was recorded as a component of income tax expense.

Revenue	Three months ended December 31, 2025	Three months ended December 31, 2024	Twelve months ended December 31, 2025	Twelve months ended December 31, 2024
	Unaudited	Unaudited	Unaudited	Unaudited
As reported	62,141	57,476	201,493	200,453
Non-GAAP constant currency	60,161	58,590	198,247	201,346

FX Impact [$]	(1,980)	1,114	(3,246)	893
FX Impact [%]	(3.2)%	1.9%	(1.6)%	0.4%

*

Revenue in Constant Currency. The Company defines revenue in constant currency as GAAP revenue adjusted for revenue reported in currencies other than United States dollars as if they were converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. The Company provides revenue in constant currency information as a framework for assessing how its underlying businesses performed period to period, excluding the effects of foreign currency fluctuations.